Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Smith Barney Institutional Cash Management Fund Inc.:

We consent to the use of our report, incorporated herein by reference, dated July 24, 2006, for the Cash Portfolio, Government Portfolio and Municipal Portfolio, each a series of Smith Barney Institutional Cash Management Fund Inc., as of May 31, 2006 and to the references to our firm under the headings “Financial highlights” in the Prospectuses and “Additional Information About the Fund – Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

September 25, 2006